Exhibit 99.1

Aevi Genomic Medicine Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Business Update

Top-line data from SAGA Phase 2/3 trial of AEVI-001 in adolescents with mGluR+ ADHD to be announced by end of Q1

Robust pipeline with data from several AEVI-001 signal finding studies expected in 2017

PHILADELPHIA, PA – (Marketwired) – 03/09/17 – Aevi Genomic Medicine, Inc. (NASDAQ: GNMX) (the Company) announced today recent progress and financial results for the three and twelve months ended December 31, 2016.

"2016 was an important and productive year for the Company,” said Mike Cola, CEO of Aevi Genomic Medicine. “We made significant progress, advancing both our genomic medicine strategy and our lead program, AEVI-001 in the Phase 2/3 SAGA trial in adolescents with mGluR+ ADHD. We remain on track to share top-line results from the trial later this month, and to begin two signal finding studies of AEVI-001 in the coming months, the first in Autism Spectrum Disorders (ASD) and the second in Pediatric Generalized Anxiety Disorder (PGAD).

During the second half of the year, we anticipate announcing data from our ongoing Phase 1/2 signal finding study of the Anti-LIGHT antibody in Severe Pediatric Onset Crohn’s Disease. This will be a transformative year for Aevi, as we continue to progress our pipeline, further demonstrating our ability to truly unlock the potential of genomic medicine in our efforts to deliver targeted therapies to patients with pediatric onset, life-altering diseases.”

Recent Highlights and Upcoming Anticipated Milestones

•	AEVI-001

o	Top-line data results from the Phase 2/3 SAGA trial of AEVI-001 in mGluR+ ADHD to be reported in 1Q17. In January 2017, the Company announced completion of enrollment in its Phase 2/3 study of adolescents with mGluR+ ADHD (SAGA). The trial is designed as a randomized, double-blind, placebo-controlled, parallel-group Phase 2/3 study of AEVI-001 versus placebo in adolescent patients with ADHD who have genetic disorders impacting the mGluR network. The trial enrolled patients between the ages of 12-to-17 years old. The primary and secondary endpoints in the trial are the change from baseline in the ADHD-rating scale Version 5 (ADHD-RS-5) Total Score and the percentage of subjects who respond as determined by the Clinical Global Impression of Improvement (CGI-I). Patients have been randomized 1:1 to receive either a six-week course of AEVI-001 or placebo, with a one-week follow-up. Patients were enrolled from sites that participated in the recent phenotype/genotype study. The study remains on track with top-line data expected later this quarter.

o	Prevalence of mGluR mutations in ADHD population confirmed by large-scale phenotype/genotype study. The Company is conducting a multi-center phenotype/genotype study of greater than 1,800 patients, confirming the prevalence of mGluR mutations in pediatric and adolescent ADHD populations at approximately 25%. Additional phenotypic data (presented at the 63rd Annual American Academy of Child and Adolescent Psychiatry Meetings (AACAP) in October 2016) showed a significantly higher prevalence of symptoms associated with emotional dysregulation in mGluR+ patients. Symptoms of emotional dysregulation, including anger control and disruptive behavior, have been shown to have significant life consequences for those affected.

o	Signal finding studies in Autism Spectrum Disorder (ASD) and Pediatric Generalized Anxiety Disorder (PGAD) to begin. The Company is intending to conduct signal finding studies in Autism Spectrum Disorders (ASD) and Pediatric Generalized Anxiety Disorder (PGAD) and expects to have initial open-label responder data from both studies in 2H17.

•	AEVI-002 (Anti-LIGHT mAb)

o	Data from Phase 1/2 signal finding study in severe pediatric onset Crohn’s disease expected in 2H17. The Company completed the collaboration with Kyowa Hakko Kirin 2H 2016 and initiated a Phase 1/2 signal finding study in up to 12 patients with severe pediatric onset Crohn’s disease in collaboration with The Children’s Hospital of Philadelphia (CHOP).

•	The Children’s Hospital of Philadelphia (CHOP)

o	Expanded Collaboration with CHOP. On February 21, 2017, the Company announced the extension of its existing collaboration with CHOP, which grants the Company options for long-term exclusive access to certain data and samples from the CAG biobank and certain discoveries in rare and orphan diseases. The Company will utilize these data to inform the rational search and acquisition process used to identify development candidates for advancement into therapeutic and diagnostic products for sick children. As part of the agreement, the Company also renewed its Sponsored Research Agreement (SRA) for a third time with CHOP since the collaboration was originally established in 2014.

•	Investor Day

o	Highlighted AEVI-001 and Market Opportunities in ADHD. On February 22, 2017, the Company hosted an investor day for analysts featuring presentations by management and key opinion leaders to discuss the research and development efforts supporting AEVI-001, as well as its commercial potential in the ADHD market. The event included presentations by Hakon Hakonarson, M.D., Professor of Pediatrics at the University of Pennsylvania School of Medicine and Director of the Center for Applied Genomics (CAG), The Children’s Hospital of Philadelphia (CHOP) and Jonathan E. Posner, M.D., Associate Professor of Psychiatry at Columbia University Medical Center. A webcast of the event can be found under the Events section of the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=217925&p=irol-irhome.

•	Organizational Update

o	During 4Q16, the Company completed a corporate re-branding and began trading on the NASDAQ Global Market under the ticker symbol (GNMX), thus completing the Company’s shift in strategy and business model that began implementation in early 2016.

Fourth Quarter Financial Results

The Company reported financial results for the three and twelve months ended December 31, 2016 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company's Annual Report on Form 10-K. The Form 10-K includes audited consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-K is available at www.sec.gov and at www.aevigenomics.com.

Cash and cash equivalents as of December 31, 2016 were $39.84 million, compared to $53.06 million as of December 31, 2015. The decrease in cash was primarily related to an increase in cash used to fund operations during the twelve month period ending December 31, 2016. The Company expects its reported cash balance to fund operations through at least the end of the first quarter 2018.

Gross research and development (R&D) expenses for the three months ended December 31, 2016 were $5.14 million, a slight decrease from $5.43 million for the same period in 2015. Net R&D expenses for the three months ended December 31, 2016 increased to $5.14 million from $4.31 million for the same period in 2015 due to decreased funding from the Office of the Chief Scientist (OCS) for Israel-based R&D in 2016.

General and administrative expenses for the three months ended December 31, 2016 were $3.35 million, increasing from $2.12 million for the same period in 2015 primarily due to an increase in professional fees and US-based headcount.

For the quarter ended December 31, 2016 the Company reported a net loss of $8.48 million or $0.23 per share, compared with a net loss of $6.46 million or $0.20 per share for the comparative quarter in 2015.

Full Year 2016 Financial Results

Gross R&D expenses for year ended December 31, 2016 increased to $28.55 million from $18.36 million in 2015. This increase was primarily driven by increased spending on third party related costs used to advance our clinical activities related to the AEVI-001 program.  Net R&D expenses for the year ended December 31, 2016 increased to $28.36 million from $15.44 million in 2015 due to the increase in gross research and development expenses as detailed above, in addition to reduced OCS funding in 2016.

During 2016 there were no non-recurring research and development costs compared to $8.17 million for the year ended December 31, 2015 which pertained to the neuroFix acquisition.

General and administrative expenses for the year ended December 31, 2016 were $13.52 million, increasing from $12.95 million in 2015 primarily due to an increase in professional fees and US-based headcount, offset in part by a decrease in stock-based compensation expense related to options granted to directors.

Financial expenses for the year ended December 31, 2016 were $0.02 million, decreasing from $1.41 million 2015. This decrease was mainly due to the non-cash change in valuation of the warrant liability in 2015.

Financial income for the year ended December 31, 2016 and 2015 was de minimis.

For the year ended December 31, 2016, the Company reported a net loss of $41.90 million or $1.19 per share, compared with a net loss of $37.99 million or $1.42 per share in 2015. The increase in net loss was largely due to increased spending to support corporate operations and to advance our clinical activities related to AEVI-001.

AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	December 31, 2016	December 31, 2015

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$39,838	$53,064
Prepaid expenses and other current assets	335	747
Total current assets	40,173	53,811

LONG-TERM ASSETS:

Restricted lease deposits	11	23
Property and equipment, net	377	424
Total long-term assets	388	447

Total assets	$40,561	$54,258

LIABILITIES AND STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES:

Trade payables	$137	$1,322
Other accounts payable and accrued expenses	5,446	2,586
Total current liabilities	5,583	3,908

Total liabilities	5,583	3,908

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 37,112,343 shares issued and 37,103,843 shares outstanding at December 31, 2016; 32,869,217 shares issued and 32,860,717 shares outstanding at December 31, 2015	4	4
Additional paid-in capital	215,008	188,476
Accumulated deficit	(180,034)	(138,130)

Total stockholders' equity	34,978	50,350

Total liabilities and stockholders' equity	$40,561	$54,258

AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)

	Twelve months ended December 31,
	2016	2015	2014

Research and development expenses	$28,552	$18,356	$10,490
Less - Participation by the Office of the Chief Scientist	(196)	(2,912)	(2,237)
Research and development expenses, net	28,356	15,444	8,253
Non-recurring research an development expenses resulting from acquisition	-	8,170	-
General and administrative expenses	13,523	12,954	10,686
Operating loss	(41,879)	(36,568)	(18,939)
Financial expenses	(24)	(1,408)	(68)
Financial income	15	1	586
Loss before taxes on income	(41,888)	(37,975)	(18,421)
Taxes on income	16	17	12
Net Loss	$(41,904)	$(37,992)	$(18,433)

Basic loss per share	$(1.19)	$(1.42)	$(0.96)
Diluted loss per share	$(1.19)	$(1.45)	$(1.00)

Weighted average number of shares of common stock used in computing
basic loss per share	35,161,823	26,783,623	19,246,611

Weighted average number of shares of common stock used in computing	35,161,823	26,846,270	19,294,259
diluted loss per share

About the SAGA Trial

The purpose of this multicenter, dose-optimized trial in adolescents with ADHD is to confirm the results from the Phase 1b GREAT study. The trial is designed as a randomized, double-blind, placebo-controlled, parallel-group Phase 2/3 study of AEVI-001 versus placebo in adolescent patients with ADHD who have genetic disorders impacting the mGluR network. The trial enrolled patients between the ages of 12-to-17 years old. The primary and secondary endpoints in the trial are the change from baseline in the ADHD-rating scale Version 5 (ADHD-RS-5) Total Score and the percentage of subjects who respond as determined by the Clinical Global Impression of Improvement (CGI-I). Patients have been randomized 1:1 to receive either a six-week course of AEVI-001 or placebo, with a one-week follow-up. Patients were enrolled from sites that participated in the recent phenotype/genotype study. We expect to release top-line data from this trial in the first quarter of 2017. More information on the SAGA trial is available at www.ClinicalTrials.gov (Identifier: NCT02777931).

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the company’s research and development efforts leverages an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP).

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Brian Piper

Brian.Piper@aevigenomics.com

Westwicke Partners

Chris Brinzey

339-970-2843

Chris.brinzey@westwicke.com